CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated November 26, 2008 on the financial statements and financial highlights of Rigel U.S. Equity Large Cap Growth Fund and Rigel U.S. Equity Small-Mid Cap Growth Fund, each a series of Advisors Series Trust.   Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 23, 2009